Exhibit 10.56

ELEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER

THIS ELEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER (this “Amendment”), dated as of November 2, 2004, is entered into between WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), and NATURADE, INC., a Delaware corporation (the “Borrower”).

RECITALS

A. The Borrower and the Lender have entered into a Credit and Security Agreement dated as of January 27, 2000, as amended by that certain First Amendment to Credit and Security Agreement dated as of November 16, 2000, by that certain Second Amendment to Credit and Security Agreement dated as of January 3, 2001, by that certain Third Amendment to Credit and Security Agreement dated as of May 14, 2001, that certain Fourth Amendment to Credit and Security Agreement dated as of December 20, 2001, that certain Fifth Amendment to Credit and Security Agreement dated as of September 19, 2002, that certain Sixth Amendment to Credit and Security Agreement and Waiver dated as of March 24, 2003, that certain Seventh Amendment to Credit and Security Agreement and Waiver dated as of April 15, 2003, that certain Eighth Amendment to Credit and Security Agreement dated as of November 6, 2003, that certain Ninth Amendment to Credit and Security Agreement dated as of March 29, 2004, and that certain Tenth Amendment to Credit and Security Agreement dated as of May 10, 2004 (as amended, the “Credit Agreement”). Capitalized terms used herein have the meanings given to them in the Credit Agreement unless otherwise specified.

B. Certain Events of Default have occurred and are continuing under the Credit Agreement due to: (i) the Borrower’s failure to maintain, when measured for the months ending June 30, 2004, July 31, 2004, August 31, 2004 and September 30, 2004, the minimum Book Net Worth required under Section 6.12 of the Credit Agreement; and (ii) the Borrower’s failure to achieve, when measured for the fiscal year-to-date period ending September 30, 2004, the minimum Net Income required under Section 6.13 of the Credit Agreement (collectively, the “Known Existing Defaults”).

C. The Borrower has requested that the Lender waive the Known Existing Defaults and amend the Credit Agreement on the terms and conditions set forth herein.

D. The Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender’s rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Amendments to Credit Agreement.

(a)	Section (b)(ii) of the definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) the lesser of (A) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) or (B) thirty-five percent (35%) of Eligible Inventory, and minus”

(b)	Section 6.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.12 Minimum Book Net Worth. The Borrower will maintain its Book Net Worth, calculated without giving effect to any fees (but net of, and after giving effect to, any provisions for taxes made in connection with such fees) paid to the Lender under the terms of Section 2.3(g) hereof, when determined as of the dates set forth below, at an amount not less than the amount set forth opposite such date:

Date	Minimum Book Net Worth
October 31, 2004	($4,225,000)
November 30, 2004	($3,260,000)
December 31, 2004	($2,925,000)
January 31, 2005	($3,115,000)
February 28, 2005	($3,300,000)
March 31, 2005	($3,550,000)”

(c)	Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.13 Minimum Net Income. The Borrower will achieve, when measured as at the end of each fiscal quarter on a quarterly basis, Net Income of not less than the amount set forth opposite such quarter-ending date:

Quarter Ending	Minimum Net Income
December 31, 2004	$1,225,000
March 31, 2005	($490,000)”

(d)	Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.14 New Covenants. The Lender shall set new covenant levels for Section 6.12 and Section 6.13 for periods thereafter based upon revised projections delivered to the Lender by the Borrower. The new covenant levels shall be no less stringent than the present levels.”

(e)	Section 6.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.15 Minimum Cash. The Borrower shall maintain a minimum of Two Hundred Thousand Dollars ($200,000) of unrestricted cash on hand at all times. Such cash shall be held in a savings or CD blocked account opened for the benefit of Lender with terms satisfactory to Lender in its sole discretion.”

     2. Waiver of Known Existing Defaults. The Lender hereby waives enforcement of its rights against the Borrower arising from the Known Existing Defaults; provided, however, nothing herein shall be deemed a waiver with respect to any other failure of the Borrower to comply fully with Section 6.12 and Section 6.13 of the Credit Agreement (as amended or modified by this Amendment). This waiver shall be effective only for the specific defaults comprising the Known Existing Defaults, and in no event shall this waiver be deemed to be a waiver of enforcement of the Lender’s rights with respect to any other Events of Default now existing or hereafter arising. Nothing contained in this Amendment nor any communications between the Borrower and the Lender shall be a waiver of any rights or remedies Lender has or may have against Borrower, except as specifically provided herein. Except as specifically provided herein, Lender hereby reserves and preserves all of its rights and remedies against Borrower under the Credit Agreement and the other Loan Documents.

     3. Release; Covenant Not to Sue.

(a)	The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrower in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(b)	The Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)	The Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by the Borrower pursuant to the above release. If the Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, the Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

     4. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

     5. Accommodation Fee. The Borrower shall pay the Lender an accommodation fee in the amount of Ten Thousand Dollars ($10,000) in consideration of Lender’s execution of this Amendment (the “Accommodation Fee”). The Accommodation Fee shall be fully earned, non-refundable, and due and payable on the date hereof.

     6. Conditions Precedent. This Amendment shall be effective when each of the following conditions is satisfied, as determined by the Lender in its sole discretion:

(a)	The Lender has received this Amendment executed by the Borrower and the Lender in a sufficient number or original counterparts for distribution to the parties hereto;

(b)	The Lender has received the Accommodation Fee.

(c)	The representations and warranties set forth herein and in the Credit Agreement are true and correct; and

(d)	All other documents and legal matters in connection with the transaction contemplated by this Amendment have been delivered or executed or recorded and are in form and substance satisfactory to the Lender.

     7. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)	The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)	The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)	All of the representations and warranties contained in the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d)	This Amendment has been entered into without force or duress, of the free will of the Borrower. The Borrower’s decision to enter into this Amendment is a fully informed decision and the Borrower is aware of all legal and other ramifications of such decision. The Borrower has read and understands this Amendment, has consulted with and been represented by legal counsel in connection herewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

     8. No Waiver. Other than as expressly set forth herein, the execution of this Amendment and acceptance of any other documents related hereto shall not be deemed to be a waiver of any Event of Default under the Credit Agreement or breach, default or event of default under any other Financing Agreement, whether or not known to the Lender and whether or not existing on the date of this Amendment.

     9. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

     10. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

     11. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

     12. Reference to and Effect on the Loan Documents.

(a)	Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in all other documents or agreements related thereto, including the other Loan Documents, to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)	To the extent that any terms and conditions in any of the Loan Documents or any documents or agreements related thereto shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

     13. Miscellaneous. This Amendment and the acknowledgment attached hereto may be executed by facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

NATURADE, INC., a Delaware corporation

By:/s/Stephen M. Kasprisin
Name: Stephen M. Kasprisin
Title: Chief Financial Officer

WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation

By: /s/Gary Harrigian
Name: Gary Harrigian
Title: Vice President